Exhibit 99.01

FIRST AMENDMENT TO
PARTNERSHIP INTEREST PURCHASE AGREEMENT

This FIRST AMENDMENT TO PARTNERSHIP INTEREST PURCHASE AGREEMENT entered into this 20th day of January 2011 (“Amendment”) by and among MangoSoft, Inc, a corporation organized and existing under the laws of the State of Nevada, and having its principal place of business at 108 Village Square, Suite 315, Somers, New York 10589 (“Buyer”), and Structured Settlements 2009, LLC a limited liability company organized and existing under the laws of the state of Delaware, and having its principal place of business at 26 Court Street, Suite 1104, Brooklyn, New York 11242 and SSI-GP Holding, LLC a limited liability company organized and existing under the laws of the state of Delaware, and having its principal place of business at 26 Court Street, Suite 1104, Brooklyn, New York 11242 (collectively, the “Sellers” and together with the Buyer, the “Parties”) pursuant to the following facts:

W I T N E S S E T H:

WHEREAS, on December 22, 2010 the Parties entered in to a Partnership Interest Purchase Agreement (the “Agreement”) whereby the Buyer acquired all of the partnership interests of Structured Settlement Investments, L.P. (the “Company”).

WHEREAS, full compensation due to the Sellers under the Agreement has not been paid by Buyer.

WHEREAS, the Company has continued operations through the date hereof and continues to contract in the Company’s name in the ordinary course of business.

NOW, THEREFORE, in consideration of the promises and the respective agreements hereinafter set forth, Buyer and Sellers hereby agree as follows:

1.           EFFECTIVE DATE OF ACQUISITION.

The Effective Date of the acquisition shall be on the same day as the Sellers have received full compensation as provided in the Agreement.  Prior to such date, the Company shall be deemed to have continued in operation as a valid and enforceable legal entity.

All remaining provisions of the Agreement shall remain in full force and effect and shall not be modified, altered or amended except as specifically set forth herein.

IN WITNESS WHEREOF, we have set our hands and seals as of the date first above written.

MangoSoft, Inc.

By: /s/ Sean M. Gavin
Sean M. Gavin

Structured Settlements 2009, LLC

By: /s/ Dennis M. Goett
Dennis M. Goett

SSI-GP Holding, LLC

By: /s/ Harvey Hirschfeld
Harvey Hirschfeld